Exhibit 21

Subsidiaries of Graco Inc.

The following are subsidiaries of the Company:

                                       Jurisdiction        Percentage of Voting
                                       of                  Securities Owned by
   Subsidiary                          Organization        the Company
   ----------                          ------------        --------------------

   Graco A.S.                          Norway                   100%
   Graco Barbados FSC Limited          Barbados                 100%
   Graco Canada Incorporated           Canada                   100%
   Graco Chile Limitada                Chile                    100%*
   Graco do Brasil Limitada            Brazil                   100%*
   Graco Europe N.V.                   Belgium                  100%*
   Graco GmbH                          Germany                  100%
   Graco Hong Kong Limited             Hong Kong                100%*
   Graco K.K.                          Japan                    100%
   Graco Korea Inc.                    Korea                    100%
   Graco Limited                       England                  100%*
   Graco N.V.                          Belgium                  100%*
   Graco S.A.                          France                   100%*
   Graco S.r.l.                        Italy                    100%*

* Includes shares held by selected directors and/or executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.

The Registrant has additional subsidiaries, which considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.